Exhibit 10.1

EXECUTIVE SUPPLEMENTAL RETIREMENT

INCOME AGREEMENT

FOR

ANGELO J. Di LORENZO

BROOKLYN FEDERAL SAVINGS BANK

Brooklyn, New York

Initially Effective as of May 1, 2005

Amended and Restated Effective as of December 1, 2007

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

This Executive Supplemental Retirement Income Agreement (“Agreement”), which was initially effective as of the 1st day of May, 2005, by and between Brooklyn Federal Savings Bank, Brooklyn, New York, a stock savings bank organized and existing under the laws of the United States of America, hereinafter referred to as “Bank,” and Angelo J. Di Lorenzo, a key employee and executive hereinafter referred to as “Executive,” is hereby amended and restated effective as of December 1, 2007, as provided herein.

WITNESSETH:

WHEREAS, Executive is employed by the Bank;

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by Executive and wishes to encourage continued employment;

WHEREAS, Executive wishes to be assured that he will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Bank or other termination of his employment and wishes to provide his beneficiary with benefits from and after his death;

WHEREAS, the Bank has adopted a program of deferred compensation for certain of its senior executives which program is evidenced by individual agreements, such as this one, between the Bank and each participating executive which agreements provide the terms and conditions upon which the Bank shall pay such additional compensation to each executive after his retirement or other termination of his employment and/or death benefits to his beneficiary after his death;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provides that certain nonqualified deferred compensation arrangements must comply with its terms and the final Treasury Regulations (defined herein) promulgated thereunder, or subject the recipients of such compensation to additional taxes and penalties;

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for Executive, a member of a select group of management or highly compensated employee of the Bank for purposes of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, the Bank has adopted this Executive Supplemental Retirement Income Agreement which controls all issues relating to the Supplemental Retirement Income Benefit as described herein;

WHEREAS, it is intended that the provisions of this Agreement shall supersede any prior agreements relating to the subject matter hereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

1.1.	“Act” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.2.
“Actuarial Assumptions” shall mean, with respect to any form of benefit, the appropriate Actuarial Assumptions set forth on Schedule A, as changed from time to time, based on the recommendations of the Bank’s Benefits Consultants and approved by the Bank’s Board of Directors, and as attached hereto and made a part hereof.

1.3.	“Agreement” means this Executive Supplemental Retirement Income Agreement.

1.4.
“Annual Compensation” shall mean the sum of the base salary and bonus paid or attributable to Executive during the Plan Year, including amounts deferred at Executive’s election to any tax-qualified or non-qualified employee benefit plan of the Bank or Company.

1.5.	“Bank” means Brooklyn Federal Savings Bank and any successor thereto.

1.6.
“Beneficiary” means the person or persons designated by Executive, in writing on the attached Exhibit A, from time to time, as the beneficiary to whom the deceased Executive’s account is payable. If no beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the beneficiary. If Executive’s Spouse is not living, then the Children of Executive will be deemed the beneficiary. If there are no living Children, then the Estate of Executive will be deemed the beneficiary.

1.7.	“Benefits Consultants” shall mean MKA Executive and Professional Benefits, or such other professional consultants appointed to the position by the Board of Directors, from time to time.

1.8.
“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.9.
“Change in Control” of the Bank or the Company shall mean (i) a change in ownership of the Bank or Company under paragraph (a) below, or (ii) a change in effective control of the Bank or Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company under paragraph (c) below:

(a)
Change in the ownership of the Bank or Company.  A change in the ownership of the Bank or Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)
Change in the effective control of the Bank or Company.  A change in the effective control of the Bank or Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder.  In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)).  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)
Change in the ownership of a substantial portion of the Bank or Company’s assets.  A change in the ownership of a substantial portion of the Bank or Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)
Each of the sub-paragraphs (a) through (c) of this Section 1.9 shall be construed and interpreted consistent with the requirements of Code Section 409A and any Treasury Regulations or other guidance issued thereunder.

1.10.	“Children” means Executive’s children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.11.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12.	“Company” means Brooklyn Federal Bancorp, Inc., a Federally chartered corporation which owns all of the issued and outstanding stock of the Bank.

1.13.
“Effective Date.”  The initial Effective Date of the Agreement was May 1, 2005.  The Agreement is hereby amended and restated effective as of December 1, 2007 in order to conform to the Treasury Regulations under Code Section 409A.

1.14.	“Estate” means the estate of Executive.

1.15.	“Interest Factor” means six percent (6%) or such other rate as is set forth on Schedule A, from time to time.

1.16.	“Normal Retirement Date” means the first day of the month coincident with or next following the later of (i) Executive’s sixty-fifth (65th) birthday, or (ii) the date of Executive’s actual retirement.

1.17.
“Permanently and Totally Disabled” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer, or (iii) has been determined to be totally disabled by the Social Security Administration.

1.18.	“Plan Year” means the calendar year.

1.19.
“Separation from Service” means the Executive’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Executive’s right to reemployment is not provided by law or by contact, then the Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive has provided services for the Bank).  The determination of whether the Executive has a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.20.
“Specified Employee” means with respect to a publicly traded company, an employee of the Bank or Company who is also a “key employee” as such term is defined in Section 416(i) of the Code, without regard to paragraph 5 thereof.

1.21.	“Spouse” means the individual to whom Executive is legally married at the time of Executive’s death.

1.22.
“Supplemental Disability Benefit” shall mean the benefit payable to Executive pursuant to Section 3.2 hereof in the event he becomes Permanently and Totally Disabled prior to his Normal Retirement Date.

1.23.
“Supplemental Retirement Income Benefit” means an annual retirement benefit equal to (a) sixty percent (60%) times the highest of Executive’s average Annual Compensation over any consecutive thirty-six (36) month period during the last ten (10) years prior to retirement, reduced by (b) the sum of (i) the annuitized value (calculated using the Interest Factor and appropriate Actuarial Assumptions) of Executive’s retirement benefits under the Bank’s Money Purchase Pension Plan payable in the form of a single life annuity for Executive’s life with two hundred forty (240) monthly payments guaranteed; (ii) the annuitized value (calculated using the Interest Factor and the appropriate Actuarial Assumptions) of the annual benefit to Executive commencing at the Normal Retirement Date, and attributable to employer contributions to the Bank’s tax-qualified 401(k) plan, payable in the form of a single life annuity for Executive’s life, with two hundred forty (240) monthly payments guaranteed; and (iii) the annuitized value (calculated using the Interest Factor and appropriate Actuarial Assumptions) of Executive’s annual Social Security retirement benefits commencing at the Normal Retirement Date.  Notwithstanding the foregoing, Executive may elect an optional form of distribution of his Supplemental Retirement Income Benefit, provided that such optional form of distribution is the actuarial equivalent of the regular form of Supplemental Retirement Income Benefit.

1.24.
 “Survivor’s Benefit” means the benefit provided under Section 2.1 to Executive’s Beneficiary if Executive dies while in active employment of the Bank.  The Survivor’s Benefit shall be equal in amount to the Supplemental Retirement Income Benefit payable to Executive if Executive had lived until his Normal Retirement Date, terminated employment on such date and commenced receiving the Supplemental Retirement Income Benefit at that time.  For purposes of these calculations, Executive’s Annual Compensation shall be deemed to increase at the rate of five percent (5%) per year to age 65 at the customary time of such normal annual increase.  In addition, for purposes of calculating the Survivor’s Benefit payable hereunder, the Bank’s contributions to (i) the Money Purchase Pension Plan, (ii) the 401(k) Plan, and (iii) the employer’s portion of Social Security shall be deemed to continue until Executive’s Normal Retirement Date at the same rate as was contributed on behalf of Executive in Executive’s last full year of employment prior to his death.

1.25.	“Treasury Regulations” means the Treasury regulations and other rules, regulations or authority promulgated under Code Section 409A.

SECTION II

PRE RETIREMENT AND POST RETIREMENT DEATH BENEFITS

2.1           Death Prior to Termination of Employment.  If Executive dies prior to termination of employment with the Bank or after termination of employment with the Bank but prior to the payment of any portion of the Supplemental Retirement Income Benefit, Executive’s Beneficiary shall be entitled to the Survivor’s Benefit. Such benefit shall be paid monthly in two hundred forty (240) equal installments.  The first installment shall begin within thirty (30) days after the Bank is notified of the date of death of Executive.

2.2           Death Subsequent to Retirement.  In the event of the Executive’s death while receiving monthly benefits under this Agreement, but prior to receiving two hundred forty (240) monthly payments, the unpaid balance of such monthly payments shall continue to be paid monthly to Executive’s Beneficiary.

SECTION III

SUPPLEMENTAL RETIREMENT INCOME BENEFIT
AND OTHER BENEFITS

3.1           Normal Retirement Benefit.  Upon Executive’s termination of employment due to retirement coincident with or following his Normal Retirement Date, the Bank shall commence payments of the Supplemental Retirement Income Benefit.  Such payments shall commence the first day of the month next following Executive’s termination of employment and, except as otherwise provided in Section 3.5 below, shall be payable monthly thereafter for two hundred forty (240) months or Executive’s life, whichever is longer.  If the Executive is a Specified Employee and the termination is deemed to be a Separation from Service, then such payments shall commence the first day of the seventh month next following Executive’s Separation from Service, with the first six payments accumulated and paid in the seventh month, and the remaining payments payable monthly thereafter for two hundred thirty-four (234) months or Executive’s life, whichever is longer.

3.2           Disability.  If Executive becomes Permanently and Totally Disabled while covered by the provisions of this Agreement, Executive shall be entitled to a Supplemental Disability Benefit commencing within thirty (30) days after a determination by the Board of Directors that the Executive is Permanently and Totally Disabled.  The Supplemental Disability Benefit shall be equal to the Supplemental Retirement Income Benefit and, except as otherwise provided in Section 3.5 below, shall be payable monthly thereafter for two hundred forty (240) months or Executive’s life, whichever is longer.

In the event Executive dies at any time after termination of employment due to his becoming Permanently and Totally Disabled but prior to commencement or completion of two hundred forty (240) monthly payments, the Bank shall pay to Executive’s Beneficiary a continuation of the monthly installments for the remainder of the two hundred forty (240) month period.

3.3           Change in Control Benefit.  If a Change in Control occurs, Executive shall be entitled to a Change in Control benefit (the “Change in Control Benefit”) commencing within thirty (30) days after the effective date of such Change in Control and, except as otherwise provided in Section 3.5 below, shall be payable monthly thereafter for two hundred forty (240) months or Executive’s life, whichever is longer.  The Change in Control Benefit shall be equal to the Supplemental Retirement Income Benefit.

In the event Executive dies at any time after the Change in Control, but prior to commencement or completion of two hundred forty (240) monthly payments, the Bank shall pay to Executive’s Beneficiary a continuation of the monthly installments for the remainder of the two hundred forty (240) month period.

3.4           Change of Election to Delay Payment.  In the event Executive desires to delay the payment commencement date of his Supplemental Retirement Income Benefit, Executive may file an election with the Bank to delay the payment commencement date, provided that (i) the election must be filed at least 12 months prior to its becoming effective, (ii) if Executive becomes entitled to a payment during such 12 month period, the payment election form shall be ignored and distribution of the Supplemental Retirement Income Benefit shall commence under the Agreement in accordance with its original payment schedule, and (iii) except with respect to distributions due to death or becoming Totally and Permanently Disabled, the election must delay the first payment with respect to such election for a period of not less than 5 years from the date the payment would otherwise have been made.

3.5           Optional Distribution Elections.  Notwithstanding the foregoing, Executive may elect to receive his Supplemental Retirement Income Benefit in an optional form of benefit that is the actuarial equivalent of the normal form of benefit (e.g., monthly payments for the longer of two hundred forty (240) months or Executive’s lifetime), by completing the Transition Year Election Form attached hereto as Exhibit B. Such election, if made, must be completed prior to December 31, 2008, provided, however, that  (i) Executive may not make an election during 2007 to cause a payment to be made during 2007, or to otherwise delay a payment that is scheduled to be made during 2007, and (ii) Executive may not make an election during 2008 to cause a payment to be made during 2008, or to otherwise delay a payment that is scheduled to be made during 2008.

SECTION IV

EXECUTIVE’S RIGHT TO ASSETS

The rights of Executive, any Beneficiary of Executive, or any other person claiming through Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary of Executive, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments as specified under this Agreement. Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of Executive or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION V

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

SECTION VI

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VII

TERMINATION OF EMPLOYMENT FOR CAUSE

Should Executive be terminated for Cause, all benefits under this Agreement shall be forfeited and this Agreement shall become null and void.

SECTION VIII

ACT PROVISIONS

8.1.           Named Fiduciary and Administrator. The Bank shall be the named fiduciary and administrator of this Agreement.  As administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2.           Claims Procedure and Arbitration.  In the event that benefits under this Agreement  are not paid to Executive (or to his Beneficiary in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the administrator named above within thirty (30) days from the date payments are refused. The administrator and its Board of Directors shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing within thirty (30) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

8.3.           If claimants desire a second review, they shall notify the administrator in writing within thirty (30) days of the first claim denial. Claimants may review the Agreement or any documents relating thereto and submit any issues, in writing, and comments they may feel appropriate. In its sole discretion, the administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

8.4.           If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If it is finally determined that Executive  (or his Beneficiary) is entitled to the benefits set forth under this Agreement, then all amounts that Executive (or his Beneficiary) would have received up to the time of such final determination shall be paid to Executive (or his Beneficiary) with interest (calculated using the Interest Factor) within thirty (30) days after such final determination.

8.5.           Where a dispute arises as to the Bank’s discharge of Executive for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

8.6.           All reasonable legal fees paid or incurred by Executive pursuant to any dispute or questions of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by executive and the Bank or resolved in Executive’s favor.  To the extent necessary to avoid additional taxes and penalties under Code Section 409A, such reimbursement shall be made not later than two and one-half months following the resolution of such matters.

SECTION IX

MISCELLANEOUS

9.1           No Effect on Employment Rights.  Nothing contained herein shall confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of this Agreement.

9.2           Disclosure.  Executive shall receive a copy of his Agreement and the administrator will make available, upon request, a copy of any rules and regulations that govern this Agreement.

9.3           Governing Law.  The Agreement is established under, and will be construed according to, the laws of the State of New York, to the extent that such laws are not preempted by the Act and valid regulations published thereunder.

9.4           Severability.  In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

9.5           Incapacity of Recipient.  In the event Executive is declared incompetent and a conservator or other person legally charged with the care of his person or of his Estate is appointed, any benefits under the Agreement to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or his Estate.  Except as provided above in this paragraph, when the Bank’s Board of Directors in its sole discretion, determines that an Executive is unable to manage his financial affairs, the Board may direct the Bank to make distributions to any person for the benefit of such Executive.

9.6           Unclaimed Benefit.  Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries.  The Bank shall not be obligated to search for the whereabouts of any person.  If the location of Executive is not made known to the Bank within three years after the date on which any payment of Executive’s Supplemental Retirement Income Benefit may be made, payment may be made as though Executive had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of Executive, the Bank is unable to locate any Beneficiary of Executive, then the Bank may fully discharge its obligation by payment to the Estate.

9.7           Limitations on Liability.  Notwithstanding any of the preceding provisions of the Agreement, neither the Bank, nor any individual acting as an employee or agent of the Bank or as a member of the Board of Directors shall be liable to Executive, former Executive, or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

9.8           Gender.  Whenever, in this Agreement, words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

9.9           Affect on Other Corporate Benefit Agreements.  Nothing contained in this Agreement shall affect the right of Executive to participate in, or be covered by, any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

9.10           Headings.  Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

9.11           Establishment of Rabbi Trust.  The Bank may, but is not obligated to, establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to Executives and their Beneficiaries in such manner and at such times as specified in this Agreement.  In the event a rabbi trust is established, it is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Agreement.  The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Agreement.  To the extent the language in this Agreement is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Agreement.  Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement.  The amount of such contribution(s) shall be equal to the full present value of all benefit accruals under this Agreement, if any, less:  (i) previous contributions made on behalf of Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions.

9.12           Tax Withholding.  Any distribution under this Agreement shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Agreement shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulations Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the Treasury Regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

9.13           Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

SECTION X

NON-COMPETITION AFTER NORMAL RETIREMENT

10.1           Non-Compete Clause.  Except as stated in the second paragraph of this subsection, Executive expressly agrees that, as consideration for the agreements of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, for eighteen (18) months following termination of Executive’s employment, other than a termination of employment following a Change in Control, Executive will not, without the prior written consent of the Bank, engage in or become interested, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, nor become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in any city, town or county in which the Bank maintains an office at the time of Executive’s termination of employment, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of the termination of Executive’s employment or his retirement.

10.2           Benefits Following a Change in Control.  In the event of a Change in Control, Executive shall be entitled to the benefit hereunder whether or not he enters into an arrangement that is deemed to be competitive with the Bank.

10.3           Breach.  In the event of any breach by Executive of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to Executive under this Agreement be suspended, and shall thereupon notify Executive of such suspensions, in writing. Thereupon, if the Board of Directors of the Bank shall determine that said breach by Executive has continued for a period of six (6) months following notification of such suspension, all rights of Executive and his Beneficiaries under this Agreement, including rights to further payments hereunder, shall thereupon terminate.  If, however, Executive cures such breach in all material respects within ninety (90) days of the termination of Executive’s (and his Beneficiaries’) rights under the Agreement, or if it is later determined by the Bank’s Board of Directors that no breach had, in fact, occurred, then all of Executive’s (and his Beneficiaries’) rights under the Agreement will be immediately restored, and benefit payments, if they had begun prior to the breach (or the action erroneously determined to be a breach), shall recommence at the next ordinarily scheduled payment date.  The first benefit payment after recommencement shall be in an amount sufficient to place the Executive in the position, with respect to the payment of his benefits under the Agreement, in which he would have been but for the suspension of his rights due to the Board’s determination that Executive had breached the Agreement.

SECTION XI

AMENDMENT, REVOCATION OR TERMINATION

This Agreement shall not be amended, modified, or revoked at any time, in whole or part, without the mutual written consent of Executive and the Bank, and such mutual consent shall be required even if Executive is no longer employed by the Bank.  In the event that any of the provisions of this Agreement or portion hereof, are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation, regulation, or rule adopted by any governmental body having jurisdiction over the Bank, including, but not limited to the Office of Thrift Supervision and the Internal Revenue Service, would be retroactively applied to invalidate this Agreement or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Bank, as administrator of the Agreement, in a manner that would manifest to the maximum extent possible the original meaning of such provisions.  Notwithstanding anything to the contrary herein, in the event of a Change in Control, the Bank may terminate the Agreement by irrevocable action of the Bank’s Board of Directors taken within thirty (30) days preceding, but not following, the Change in Control, provided that (i) all agreements, methods, programs and other arrangements sponsored by the Bank immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan pursuant to Treasury Regulations Section 1.409A-1(c)(2), are terminated and liquidated with respect to each Executive that experienced such Change in Control, and (ii) all accrued benefits payable hereunder are paid to each affected Executive within twelve months of the Agreement’s termination.

SECTION XII

COMPLIANCE WITH CODE SECTION 409A

This Agreement has been amended following the enactment of Code Section 409A and is intended to be construed consistent with the requirements of that Section, the Treasury Regulations and other guidance issued thereunder.  If any provision of the Agreement shall be determined to be inconsistent therewith for any reason, then the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Code Section 409A, and if such construction is not possible, as if such provision had never been included.  In the event that any of the provisions of the Agreement or portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be inoperative, and (ii) the invalidity and enforceability of the remaining provisions will not be affected thereby.

SECTION XIII

EXECUTION

13.1           This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

13.2           This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 4th day of December, 2007.

EXECUTIVE

December 4, 2007	/s/ Angelo J. Di Lorenzo
Dated:	Angelo J. Di Lorenzo

BROOKLYN FEDERAL SAVINGS BANK

	By:	/s/ John A. Loconsolo
John A. Loconsolo
Title: Chairman

SCHEDULE A

ACTUARIAL ASSUMPTIONS

Interest Factor:	6%

Actuarial Table:	1983 Individual Annuity Mortality

EXHIBIT A

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

BENEFICIARY DESIGNATION

Executive, ANGELO J. Di LORENZO, under the terms of a certain Executive Supplemental Retirement Income Agreement by and between him and BROOKLYN FEDERAL SAVINGS BANK, Brooklyn, New York, amended and restated effective December 1, 2007, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Agreement, following his death:

PRIMARY BENEFICIARY:	__________________________________________

__________________________________________

SECONDARY BENEFICIARY:	__________________________________________

__________________________________________

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

This Beneficiary Designation is revocable by Executive at any time for any reason.    To the extent Executive desires to change the individual(s) designated as beneficiary (ies) herein, Executive shall have the right to execute a new Beneficiary Designation that will effectively revoke this Beneficiary Designation.

DATE: __________________, 20___

(WITNESS)	(EXECUTIVE – Print Name)

(WITNESS)	(EXECUTIVE – Signature)

EXHIBIT B

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT
FOR
ANGELO J. DI LORENZO

TRANSITION YEAR ELECTION FORM

Instructions:  Use this Transition Year Election Form to elect an optional form of distribution of the Supplemental Retirement Income Benefit (“SRIB”) under the Executive Supplemental Retirement Income Agreement (the “Agreement”) for Angelo J. Di Lorenzo (“Executive”).  The Agreement provides that the SRIB will be distributed in monthly installments for the longer of two hundred forty (240) months or the Executive’s lifetime, commencing upon Executive’s Separation from Service, Disability, or in the event of a Change in Control. Any optional form of distribution of the SRIB elected hereunder shall be the actuarial equivalent of the installment form of distribution described above.

Due to IRS rules, Executive must complete this form no later than December 31, 2008, provided, however, that Executive may not make an election during 2007 to cause a payment to be made during 2007, or to otherwise delay a payment that is scheduled to be made during 2007, and Executive may not make an election during 2008 to cause a payment to be made during 2008, or to otherwise delay a payment that is scheduled to be made during 2008.

If you do not wish to change your form of payment from the installments form of distribution described above, please mark the box below with an “X” to indicate that you do not wish to make any changes to the form of distributions under the Agreement.

☐	I do not wish to elect an optional form of distribution of my SRIB under the Agreement.

* * * * *

Normal Retirement Benefit (Section 3.1 of the Agreement)

In accordance with the terms of the Agreement, upon my termination of employment due to my retirement following my Normal Retirement Date, I hereby elect to receive my SRIB in the following optional form (check one):

__________	Annual installments for a period of __________ years (not to exceed 10 years)

__________	Lump Sum Distribution

Total and Permanent Disability Benefit (Section 3.2 of the Agreement)

In accordance with the terms of the Agreement, in the event of my Total and Permanent Disability, I hereby elect to receive my SRIB in the following optional form (check one):

__________	Annual installments for a period of __________ years (not to exceed 10 years)

__________	Lump Sum Distribution

Change in Control Benefit (Section 3.3 of the Agreement)

In accordance with the terms of the Agreement, in the event of a Change in Control prior to my Normal Retirement Date, I hereby elect to receive my SRIB in the following optional form (check one):

__________	Annual installments for a period of __________ years (not to exceed 10 years)

__________	Lump Sum Distribution

I understand that none of the benefits distributed from the Agreement are eligible for tax-free rollover and I will be required to pay income tax on the amounts when they are paid to me.

Date: ______________________	Executive’s Signature: ________________

Date: ______________________	Bank: _____________________________
(duly authorized Officer)